Exhibit 99.1

                      Cherokee International Reports Sales
      Growth for Fourth Quarter and Full Year; Annual Revenue Up 33%; Net
                   Income Improves to $0.62 per Diluted Share



    TUSTIN, Calif.--(BUSINESS WIRE)--March 2, 2005--Cherokee International Corp. (NASDAQ:CHRK), a leading provider of custom-designed power supplies, today announced financial results for its fourth quarter and year ended December 31, 2004.
    Net sales for the fourth quarter of 2004 increased 11% to $36.7 million, compared to $33.1 million for the same quarter in 2003. Net income for the fourth quarter of 2004 totaled $2.2 million, or $0.11 per diluted share, representing a $2.5 million improvement when compared to a net loss of $0.3 million, or $0.14 per diluted share, for the fourth quarter a year ago.
    Gross margin for the fourth quarter of 2004 was 27.7%, up slightly from the third quarter but down compared to 31.5% for the fourth quarter of last year. Operating income for the fourth quarter was $3.6 million, or 9.9% of net sales, compared to operating income of $3.7 million, or 11.3% of net sales, for the same period a year ago.
    The decrease in gross and operating margins resulted primarily from a different revenue mix during the fourth quarter of 2004 compared to the year-earlier period.
    For the year ended December 31, 2004, net sales increased 33% to $148.5 million, compared to $111.9 million for 2003. Net income for the year grew to $10.4 million, or $0.62 per diluted share, compared to a net loss of $12.4 million, or $5.83 per diluted share, for 2003. The net loss for 2003 included a special charge of $4.5 million for restructuring costs associated with the Company's operations in Europe.
    "We're pleased with our accomplishments this past year," commented Jeffrey M. Frank, Cherokee's chief executive officer. "New programs with new customers, along with increased account penetration with existing customers, continued to contribute to this year's solid sales growth. Further, the 140 new design wins we achieved this year should translate into meaningful revenue in the coming years."
    Looking ahead, the Company expects sales in the first quarter to be the lowest quarter in 2005, reflecting a combination of normal seasonal trends and the effect of transitioning certain programs to consignment hub arrangements.

    Conference Call Today

    The senior management of Cherokee will hold a conference call today at 5:00 p.m. EST (2:00 p.m. PST) to discuss the quarter in more detail. This conference call will be webcast live and can be accessed from the investor relations section on Cherokee's website at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee's website immediately following the call.
    Investors who prefer to dial into the conference may call 800-291-9234 or 617-614-3923 for International callers. The passcode for both is 70991919. Please call in 10 minutes before the start of the call.
    A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888-286-8010, and 617-801-6888 for International callers. Passcode for the telephone replay is 16397818. The telephone replay will be available through March 9, 2005.

    About Cherokee International

    Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    Safe Harbor Statement

    Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1 (File No. 333-110723). Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.


                  CHEROKEE INTERNATIONAL CORPORATION
           Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

                      Three Months Ended            Year Ended
                   December 31, December 31, December 31, December 31,
                      2004         2003         2004         2003

Net sales              $36,682      $33,123     $148,511     $111,943
Cost of sales           26,527       22,677      104,140       79,397
   Gross profit         10,155       10,446       44,371       32,546
Operating Expenses:
   Engineering and
    development          1,954        2,495        9,082        8,905
   Selling and
    marketing            2,121        1,764        7,896        6,253
   General and
    administrative       2,445        2,290        8,726        7,364
   Stock
    compensation
    expense                 16          167          243          990
   Restructuring
    costs                  ---          ---          ---        4,474
   Total operating
    expenses             6,536        6,716       25,947       27,986
   Operating income      3,619        3,730       18,424        4,560

Interest expense          (725)      (4,341)      (5,234)     (17,028)
Other income, net            7          338           47        1,187
Income (loss)
 before income
 taxes                   2,901         (273)      13,237      (11,281)
Provision for
 income taxes              678           28        2,796        1,151
Net income (loss)       $2,223        $(301)     $10,441     $(12,432)

Income (loss) per
 share:
   Basic                 $0.12       $(0.14)       $0.62       $(5.83)
   Diluted               $0.11       $(0.14)       $0.62       $(5.83)

Weighted average shares
 outstanding:
   Basic                19,196        2,214       16,761        2,132
   Diluted              19,384        2,214       18,639        2,132


                  CHEROKEE INTERNATIONAL CORPORATION
                 Condensed Consolidated Balance Sheets
                            (In Thousands)
                              (Unaudited)

                                            December 31, December 31,
                                               2004          2003
 ASSETS

 Current Assets:
 Cash and short-term investments                $18,763        $4,978
 Accounts receivable, net                        27,929        25,579
 Inventories                                     28,278        24,932
 Prepaid expenses and other current assets        2,056         1,842
     Total current assets                        77,026        57,331
 Property and equipment, net                     15,028        12,781
 Goodwill and other assets, net                   7,758         7,103
                                                $99,812       $77,215

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
 Accounts payable and accrued liabilities       $26,782       $29,163
 Revolving lines of credit                          ---         6,132
 Current portion of long-term debt                  ---         2,562
 Current portion of capital lease
  obligations                                       ---           848
     Total current liabilities                   26,782        38,705
 Long-term debt, net of current portion          46,630       162,893
 Other long-term obligations                      4,266         5,585
 Stockholders' equity (deficit)                  22,134      (129,968)
                                                $99,812       $77,215



    CONTACT: Cherokee International
             Van Holland, 714-508-2043
             van.holland@cherokeepwr.com
             or
             Investor Relations, 714-508-2088
             info@cherokeepwr.com